MEDCATH INCORPORATED






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                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            To be held July 30, 1998
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To Our Shareholders:

     Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of MedCath Incorporated, a North Carolina corporation (the "Company" or "MedCath"), will be held on July 30, 1998 at 10:00 a.m., local time, at Raintree Country Club, located at 8600 Raintree Lane, Charlotte, North Carolina, for the following purposes:

    (1) To consider and vote on a proposal to approve an Agreement and Plan of Merger pursuant to which MCTH Acquisition, Inc., a newly-formed company (the "Acquiror"), will be merged (the "Merger") with and into MedCath and each shareholder of the Company (other than shareholders who are entitled to and have perfected their dissenters' rights and the Acquiror) will become entitled to receive $19 in cash for each outstanding share of common stock, $.01 par value, of the Company (the "Common Stock") owned immediately prior to the effective time of the Merger. A copy of the Agreement and Plan of Merger dated as of March 12, 1998 is attached as Appendix A to and is described in the accompanying Proxy Statement.

    (2) To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.


     The Board of Directors has determined that only holders of Common Stock of record at the close of business on June 22, 1998, will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or adjournments thereof.





                                        By Order of the Board of Directors,


                                        RICHARD J. POST
                                        Chief Financial Officer, Secretary and
                                        Treasurer




July 9, 1998


                            YOUR VOTE IS IMPORTANT

     Whether or not you are able to attend the meeting, please date, sign and return the accompanying proxy card promptly in the enclosed envelope which requires no postage if mailed in the United States. Please do not send in any certificates for your shares at this time.

     Any shareholder shall have the right to dissent from the consummation of the transactions contemplated by the Agreement and Plan of Merger and to receive payment of the "fair value" of his or her shares upon compliance with the procedures set forth in Chapter 55, Article 13 of the General Statutes of North Carolina. See "RIGHTS OF DISSENTING SHAREHOLDERS" in the Proxy Statement that accompanies this notice and the full text of Chapter 55, Article 13 of the General Statutes of North Carolina, which is attached as Appendix C and is described in the accompanying Proxy Statement.